FOR IMMEDIATE RELEASE:                                        NEWS
May 17, 2000                           Nasdaq National Market-VARL

                  VARI-L COMPANY ANNOUNCES RESTATEMENT OF
                        1997 REVENUES AND EARNINGS

        First Quarter 2000 EPS Revised Up To 15 Cents From 14 Cents to Reflect Correction of Fully Diluted Share Count

     DENVER, May 17, 2000 -- Vari-L Company, Inc. (Nasdaq: VARL - news), a leading provider of advanced components for the wireless telecommunications industry, today announced that it will be amending its 1997 financial statements to correct a $1,332,000 overstatement of its revenues for that year and a corresponding $159,800 overstatement of earnings. The Company will also correct its subsequent financial statements to reflect the residual effect of the 1997 correction. The Company will adjust its balance sheets for periods ending March 31, 1998 and thereafter to correct the resulting overstatement of approximately $159,800 in retained earnings and the relative composition of its assets and liabilities.

     The Company has today filed a Form 12b-25 with the Securities and Exchange Commission to obtain an extension of time to file its Form 10-Q until May 22, 2000 to ensure that the above-referenced corrections are properly reflected in its first quarter financial statements. The Company intends to amend its prior reports on Form 10-KSB and Form 10-QSB to include corrected financial statements.

     After the correction, 1997 revenues will be $16,053,364, versus $17,385,364 originally reported, and 1997 earnings will be $1,875,049, versus $2,034,849 originally reported. Basic earnings per share for the year will be $0.41, versus $0.45 originally reported and fully diluted earnings per share will be $0.40, versus $0.43 originally reported.

     Because the overstatement occurred in the fourth quarter of 1997, revenues for that quarter will be $4,217,813, versus $5,549,813 originally reported. Fourth quarter 1997 earnings will be $664,431 after the revision, as opposed to the $824,231 originally reported. Primary earnings per share for the quarter as corrected will be $0.13, and fully diluted earnings per share will be $0.12, as opposed to $0.16 and $0.15, respectively, as originally reported.

     The Audit Committee of the Company's Board of Directors is conducting an investigation of this matter and, in connection therewith, has engaged the Company's independent accounting firm, Haugen, Springer & Co., P.C., to evaluate certain of the Company's accounting policies and practices as reflected in its recent financial statements. The Audit Committee has requested that, upon completion of that evaluation, the Company's independent accountant issue new reports, if required, regarding the Company's financial statements for the years ending 1997, 1998 and 1999. In connection therewith, the independent accounting firm is evaluating the Company's internal accounting procedures, including but not limited to the Company's policies and practices concerning the capitalization of labor expense and other costs and the appropriate documentation thereof. The Company believes that such evaluation may result in further adjustments of the Company's financial statements. The amount of such adjustments, if any, cannot presently be determined by the Company.

     The Company has provided information to the staff of the Securities and Exchange Commission regarding these matters in response to inquiries from the staff.

     Separately, the Company announced a correction of its earnings per share and fully diluted share count for the quarter ended March 31, 2000. Due to an error in calculating the weighted average number of fully diluted shares, the Company incorrectly reported a diluted share count of 7,939,000 for the first quarter, which was 362,000 shares higher that the correct figure of 7,577,000. The first quarter 2000 number compares to a fourth quarter 1999 diluted share count of 6,724,000.

     The correction of the fully diluted share count increased first quarter 2000 earnings per share by $0.01 for a total of $0.15 cents per share for the quarter, versus the previously reported $0.14 per share. Revised summary income statement data for the quarter is presented below.

     The recalculation of EPS does not result in any change in previously announced revenues or earnings for the first quarter. The Company previously announced net sales of $7.9 million, up 48% over the year-ago first quarter, and net income of $1.1 million, up 47% over the comparable period last year.

     Fully diluted shares outstanding is calculated in a manner designed to take into account the dilutive effect of outstanding warrants and options. The calculation seeks to recognize the number of shares which would be issued upon the exercise of all outstanding stock options, including both vested and unvested options in many cases, after subtracting the number of shares which the Company could, in theory, repurchase in the market at current fair market value with the proceeds of the aggregate exercise price received on account of the "exercised" options. The tax savings which the Company receives on account of the exercise of nonqualified stock options is considered a part of the proceeds received by the Company from the "exercise" for purposes of this calculation. In this case, the Company miscalculated the number of fully diluted shares because it failed to account for the substantial tax savings that would be afforded the Company in the event of the exercise of most of its outstanding options.

     Shareholders seeking further information on the Company's outstanding stock options, including recent option grants, are encouraged to read the Company's SEC filings, including but not limited to its May 1, 2000 proxy statement and its Form 10K for the year ended December 31, 1999.

     Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, IBM, LGIC, Lockheed Martin, Lucent Technologies, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Raytheon, Samsung, Siemens and SpectraPoint.

                 FIRST QUARTER 2000 INCOME STATEMENT DATA
                             First Quarter Ended
                                  March 31,
                            2000             1999

Net Sales              $  7,866,000       $5,313,000
Net Income             $  1,106,000       $  754,000
Basic Earnings
  Per Share            $        .16       $      .14
Diluted Earnings
  Per Share            $        .15       $      .14
Basic Weighted Average
  Shares Outstanding      7,014,000        5,488,000
Diluted Weighted Average
  Shares Outstanding      7,577,000        5,580,000


Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, future economic conditions generally, as well as other factors.
###

CONTACTS:

Vari-L Company, Inc.              Pfeiffer Public Relations, Inc.
Dave Sherman, President                             Jay Pfeiffer
or Jon Clark, Chief Financial Officer                303/393-7044
303/371-1560                                  matt@pfeifferpr.com
jclark@vari-l.com